Exhibit 99.3

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of iStar Financial Inc. (“iStar”) and the commercial real estate business (“Fremont CRE”) of Fremont Investment & Loan (“Fremont”), a subsidiary of Fremont General Corporation, may have appeared had the businesses actually been combined as of the dates noted below. The unaudited pro forma condensed combined financial information shows the impact of the Fremont CRE acquisition on the combined balance sheets and the combined statements of operations under the purchase method of accounting with iStar treated as the acquiror. Under this method of accounting, the assets and liabilities of Fremont CRE are recorded by iStar at their estimated fair values as of the acquisition date. The unaudited pro forma condensed combined balance sheet as of June 30, 2007 assumes the Fremont CRE acquisition was completed on that date. The unaudited pro forma statements of operations for the six months ended June 30, 2007 and for the year ended December 31, 2006 were prepared assuming the Fremont CRE acquisition was completed on January 1, 2006.

It is anticipated that the Fremont CRE acquisition will provide iStar with financial benefits such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the unaudited pro forma financial information. As required, the unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the transaction, expected to have a continuing impact and are factually supportable; as such, any planned adjustments affecting the balance sheet, statement of operations, or shares of common stock outstanding subsequent to the assumed acquisition completion date are not included. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined businesses had they actually been combined on the dates noted above. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment. The purchase price allocation for the Fremont CRE acquisition may vary from the actual purchase price allocation that will be recorded based upon changes in the estimated fair value of the assets and liabilities acquired from Fremont. In addition, there may be further refinements of the purchase price allocation as additional information becomes available.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical carve-out financial statements and related notes of Fremont CRE, which are included in this document, and the consolidated financial statements of iStar.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2007, combines the June 30, 2007 historical balance sheets of iStar and Fremont CRE assuming the businesses had been combined on June 30, 2007, on a purchase accounting basis.

Unaudited Pro Forma Condensed Combined Balance Sheets

As of June 30, 2007

(in thousands)

	iStar	Fremont	Pro Forma		Pro Forma
	Financial	CRE	Adjustments		Results
ASSETS
Loans and other lending investments, net	$7,694,183	$5,997,708	$(4,195,836	)(A)	$9,496,055
Corporate tenant lease assets, net	3,324,186	—	—		3,324,186
Other investments	490,741	—	—		490,741
Investments in joint ventures	391,798	—	—		391,798
Assets held for sale	15,985	65,833	(65,533	)(B)	16,285
Cash and cash equivalents	88,019	—	—		88,019
Restricted cash	33,901	—	—		33,901
Accrued interest and operating lease income receivable	97,696	39,747	3,471	(C)	140,914
Deferred operating lease income receivable	89,634	—	—		89,634
Deferred expenses and other assets	78,063	41,540	(16,140	)(D)	103,463
Goodwill	18,124	—	22,946	(E)	41,070
Total assets	$12,322,330	$6,144,828	$(4,251,092)		$14,216,066
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$232,835	$22,978	$(22,978	)(F)	$232,835
Debt obligations	8,987,059	100,055	1,793,681	(G)	10,880,795
Total liabilities	9,219,894	123,033	1,770,703		11,113,630
Commitments and contingencies	—	—	—		—
Minority interest in consolidated entities	30,602	—	—		30,602
Owner’s investment	—	6,021,795	(6,021,795	)(H)	—
Shareholders’ equity	3,071,834	—	—		3,071,834
Total liabilities and shareholders’ equity	$12,322,330	$6,144,828	$(4,251,092)		$14,216,066

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2007, combines the historical income statements of iStar and Fremont CRE assuming the businesses had been combined on January 1, 2006, on a purchase accounting basis.

Unaudited Pro Forma Condensed Combined Statement of Operations

Six Months Ended June 30, 2007

(in thousands, except per share data)

	iStar	Fremont	Pro Forma		Pro Forma
	Financial	CRE	Adjustments		Results
Revenue:
Interest income	$373,025	$291,242	$(23,040	)(I)	$641,227
Operating lease income	167,694	—	—		167,694
Other income	67,276	(26)	—		67,250
Total revenue	607,995	291,216	(23,040)		876,171
Costs and expenses:
Interest expense	267,701	158,832	8,828	(J)	435,361
Operating costs—corporate tenant lease assets	14,244	—	—		14,244
Depreciation and amortization	42,869	—	2,648	(K)	45,517
General and administrative	76,972	24,445	—		101,417
Provision for loan losses	10,000	471	—		10,471
Total costs and expenses	411,786	183,748	11,476		607,010
Income before equity in earnings from joint ventures, minority interest and other items	196,209	107,468	(34,516)		269,161
Equity in earnings from joint ventures	(1,453)	—	—		(1,453)
Minority interest in consolidated entities	579	—	—		579
Income from continuing operations	$195,335	$107,468	$(34,516)		$268,287

Income from continuing operations per common share:
Basic	$1.34				$1.91
Diluted	$1.33				$1.89
Weighted average number of common shares
Basic	126,723				126,723
Diluted	127,915				127,915

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006, combines the historical income statements of iStar and Fremont CRE assuming the businesses had been combined on January 1, 2006, on a purchase accounting basis.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2006

(in thousands, except per share data)

	iStar	Fremont	Pro Forma		Pro Forma
	Financial	CRE	Adjustments		Results
Revenue:
Interest income	$575,598	$548,358	$(150,471	)(I)	$973,485
Operating lease income	328,868	—	—		328,868
Other income	75,727	5,714	—		81,441
Total revenue	980,193	554,072	(150,471)		1,383,794
Costs and expenses:
Interest expense	429,807	264,311	(74,727	)(J)	619,391
Operating costs—corporate tenant lease assets	24,891	—	—		24,891
Depreciation and amortization	76,967	—	5,297	(K)	82,264
General and administrative	96,432	41,489	—		137,921
Provision for loan losses	14,000	73,443	—		87,443
Total costs and expenses	642,097	379,243	(69,430)		951,910
Income before equity in earnings from joint ventures, minority interest and other items	338,096	174,829	(81,041)		431,884
Equity in earnings from joint ventures	12,391	—	—		12,391
Minority interest in consolidated entities	(1,207)	—	—		(1,207)
Income from continuing operations	$349,280	$174,829	$(81,041)		$443,068

Income from continuing operations per common share:
Basic	$2.60				$3.40
Diluted	$2.58				$3.37
Weighted average number of common shares
Basic	115,023				115,023
Diluted	116,219				116,219

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the acquisition is included as of and for the six months ended June 30, 2007 and for the year ended December 31, 2006. The historical financial statements of Fremont CRE have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of iStar. The unaudited pro forma condensed combined financial information reflects the application of GAAP as of and for the six months ended June 30, 2007 and for the year ended December 31, 2006. The adoption of new or changes to existing GAAP subsequent to the pro forma financial statement dates may result in changes to the presentation of the unaudited pro forma condensed combined financial information, if material. Pro forma adjustments to the carrying value of loans or allowances have been recorded in accordance with the Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, reflecting Fremont CRE’s non-performing assets for the periods presented.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of Fremont CRE at their respective fair values based on management’s best estimate using the information available at this time. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. Subsequent changes to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the acquisition been completed on the respective dates noted, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Fremont CRE Acquisition

On July 2, 2007, iStar completed the acquisition of Fremont’s commercial real estate lending business and $6.27 billion commercial real estate loan portfolio, pursuant to a definitive purchase agreement dated May 21, 2007. Concurrently, iStar completed the sale of a $4.20 billion participation interest in the same loan portfolio to Fremont, pursuant to a definitive loan participation agreement dated July 2, 2007. The net cash purchase price of $1.89 billion was funded with proceeds from borrowings under a short-term interim financing facility obtained by iStar, which bears interest at LIBOR + 0.5%.

Fremont’s commercial real estate business, which was one of its two primary reportable segments, originates commercial first mortgage loans, which are principally bridge and construction loan facilities, out of nine field offices.

Under the terms of the loan participation agreement, iStar will be responsible for funding approximately $3.72 billion of existing unfunded loan commitments associated with the portfolio over the next several years. Fremont will receive 70 percent of all principal collected from the purchased loan portfolio, including principal collected from the unfunded loan commitments, until the $4.20 billion principal amount of Fremont’s loan participation interest is repaid. The participation interest pays floating interest at LIBOR + 1.50% and iStar will account for the issuance of the participation as a sale.

iStar will account for the business combination under the purchase method. Under the purchase method, the assets acquired and liabilities assumed will be recorded at their fair values as of the acquisition date. Any excess of the purchase price over the fair value of the net assets acquired will be recorded as goodwill. The following table shows the values, as of the date of this filing, of the assets purchased and liabilities assumed in the transaction from Fremont. These values do not reflect the final adjustments to the purchase price or the final allocation of the excess of the purchase price over the net book value of the assets of Fremont CRE, as the process to assign a fair value to the various tangible and intangible assets has not been completed. Final adjustments may result in a materially different allocation of the purchase price, which will affect the value assigned to tangible and/or intangible assets acquired.

Purchase Price (in millions)

Loan Principal	$6,270.6
Discount	(268.9)
Loan Purchase Price	6,001.7
Non-Loan Purchase Price	50.0
Accrued Interest	43.2
Total Purchase	6,094.9
Loan Participation	(4,201.2)
Net Cash Settled	$1,893.7

Valuation of Net Assets Acquired (in millions)

Loans	$1,801.9
Loans Held for Sale	0.3
Accrued interest	43.2
Fixed assets	2.0
Intangibles	23.4
Goodwill	22.9
Net assets acquired	$1,893.7

Note 2 –Pro Forma Adjustments

A)         Adjustments to reflect the $4.20 billion participation in the Fremont CRE loans sold to Fremont, certain small loans not purchased by iStar and loan fair value.

B)           Adjustment to reflect an REO asset not acquired by iStar.

C)           Adjustment to reflect the purchase of interest accrued on loans that were less than 30 days past due.

D)          Adjustment to eliminate Fremont CRE’s deferred taxes and other assets and record $23.4 million of identifiable intangible assets related to customer relationships and software acquired by iStar.

E)            Adjustment to reflect the amount paid for Fremont CRE in excess of the fair value of identifiable assets and liabilities acquired.

F)            Adjustment for liabilities not acquired in the transaction.

G)           Adjustment to eliminate Fremont CRE’s debt, which iStar did not assume, and to reflect the $1.89 billion of debt incurred by iStar to finance the acquisition.

H)          Adjustment to eliminate Fremont CRE’s owner’s investment

I)               Adjustments to reduce interest income for interest due on the loan participation sold to Fremont at LIBOR + 1.50% (assuming 70% of all principal collected was used to repay the participation) partially offset by amortization of the discount on loans.

J)              Adjustments to reverse interest expense recorded by Fremont CRE offset by interest expense on the debt incurred by iStar (assuming the debt is increased by all new funding and decreased by 30% of all principal collected).

K)          Amortization of customer relationship intangibles with useful lives from 2.5 to 5.5 years and an acquired technology intangible with a useful life of 3 years.